                                                                     Exhibit 5

April 30, 1998

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:   Chromatics Color Sciences International, Inc.
      ---------------------------------------------

Ladies/Gentlemen:

We refer to the Registration Statement on Form S-8 filed by Chromatics Color Sciences International, Inc. (the "Company"), a New York corporation, with the Securities and Exchange Commission with respect to the registration of an additional 1,000,000 shares of the Company's common stock, par value $0.001 per share, for issuance under the Company's 1992 Stock Option Plan, as amended (the "Plan").

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that said 1,000,000 shares have been duly authorized and, upon issuance in accordance with the terms of stock option agreements or certificates issued under the Plan and otherwise in accordance with the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

ROSENMAN & COLIN LLP

By /s/ Eric M. Lerner
  -------------------
      A Partner